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                           CERTIFICATE OF AMENDMENT               EXHIBIT 3(ii)

                                       OF

                     RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                             THE HERTZ CORPORATION





    THE HERTZ CORPORATION, a Delaware corporation (the "Corporation"), does hereby certify:



    The amendment set forth below to the Corporation's Restated Certificate of Incorporation, as heretofore amended, was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of
Delaware:



    That the first paragraph of Article FOURTH be and hereby is amended as follows:


        FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is 7,001,800 shares, consisting of 4,500,000 shares of 10% Cumulative Series A Preferred Stock, par value $100 per share ("Series A Preferred Stock"), 2,500,000 shares of Variable Rate Cumulative Series B Preferred Stock, par value $100 per share ("Series B Preferred Stock", and together with the Series A Preferred Stock, "Preferred Stock"), 200 shares of Class A Common Stock, par value $1.00 per share ("Class A Stock"), 800 shares of Class B Common Stock, par value $1.00 per share ("Class B Stock") and 800 shares of Class C Common Stock, par value $1.00 per share ("Class C Stock", and together with the Class A Stock and Class B Stock, "Common Stock").


    IN WITNESS WHEREOF, THE HERTZ CORPORATION has caused this Certificate to be signed and attested by its duly authorized officers, this 28th day of April, 1994.




                                        /s/ Brian J. Kennedy
                                        ------------------------
                                        Executive Vice President


Attest:



/s/ Sally W. Staebler
- - ---------------------
Secretary





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